UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2020

CenturyLink, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	001-07784	72-0651161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 CenturyLink Drive Monroe, Louisiana	71203
(Address of registrants’ principal executive offices)	(Zip Code)

Registrants’ telephone number, including area code: (318) 388-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $1.00 per share	LUMN	New York Stock Exchange
Preferred Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 3.03 below is incorporated by reference into this Item 1.01.

Item 3.03	Material Modification to Rights of Security Holders.

As of November 20, 2020, Lumen Technologies* (the “Company” or “Lumen”) entered into that certain First Amendment to be effective as of December 1, 2020 (the “First Amendment”) to the Company’s Amended and Restated Section 382 Rights Agreement, dated as of May 9, 2019 (the “Restated Plan”), between the Company and Computershare Trust Company, N.A., as rights agent.

The First Amendment, which was unanimously approved by Lumen’s Board of Directors, (1) extends the expiration date of the Restated Plan from December 1, 2020 to December 1, 2023, (2) provides for early termination of the Restated Plan if the Company fails to obtain shareholder approval of the First Amendment by December 1, 2021, (3) removes certain procedural requirements governing additional acquisitions of the Company’s common stock by STT Crossing Ltd. and its affiliates and (4) otherwise retains all other terms and provisions of the Restated Plan, including certain other specified early termination events and the rights’ $28 per unit purchase price.

The First Amendment extended the Restated Plan’s expiration date through December 1, 2023 to protect the Company’s federal net operating loss carryforwards (“NOLs”) of approximately $6.2 billion as of December 31, 2019, which for U.S. federal income tax purposes can be used to offset future taxable income. Despite the extension of the expiration date, the Company cannot provide assurance as to whether, when or in what amounts it will be able to use its NOL carryforwards. The Restated Plan, as amended by the First Amendment, serves only as a deterrent through the threat of dilution, not a prohibition, to share accumulations that could result in the occurrence of an “ownership change” as defined under Section 382 of the Internal Revenue Code. Any such “ownership change” would substantially limit the Company’s ability to use its NOL carryforwards to reduce anticipated future tax payments.

The Restated Plan was approved by the shareholders at the Company’s 2019 Annual Meeting of Shareholders by approximately 90% of the votes cast. The Company intends to submit the First Amendment for approval by the Company’s shareholders at the Company’s 2021 Annual Meeting of Shareholders. As noted above, if shareholder approval of the First Amendment is not obtained by December 1, 2021, the Restated Plan, as amended by the First Amendment, will terminate on such date.

The foregoing summary description of the First Amendment is intended to provide a general description only, does not purport to be complete and is qualified in its entirety by reference to the complete text of the First Amendment, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Restated Plan is filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On November 25, 2020, the Company issued a press release announcing the extension of the Restated Plan pursuant to the First Amendment. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Forward-Looking Statements

Except for historical and factual information, the matters set forth in this Current Report on Form 8-K identified by words such as “will,” “should,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, and are subject to various uncertainties. Actual events and results may differ materially from those anticipated by us in those statements for several reasons, including those discussed in Exhibit 99.1. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.

*

The Lumen brand was launched on September 14, 2020. As a result, CenturyLink, Inc. is referred to as Lumen Technologies, or simply Lumen. The legal name CenturyLink, Inc. is expected to be formally changed to Lumen Technologies, Inc. upon the completion of all applicable requirements.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit No.	Description

4.1	First Amendment to the Amended and Restated Section 382 Rights Agreement, effective as of December 1, 2020, by and between the Registrant and Computershare Trust Company, N.A., as rights agent.

4.2	Amended and Restated Section 382 Rights Agreement, dated as of May 9, 2019, by and between the Registrant and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K (File No. 001-07784) filed with the Securities and Exchange Commission on May 10, 2019).

99.1	Press Release dated November 25, 2020.

104	Cover Page Interactive Data File (formatted in iXBRL in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CenturyLink, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned officer hereunto duly authorized.

CENTURYLINK, INC.

By:	/s/ Eric J. Mortensen
Eric J. Mortensen
Senior Vice President and Controller

Dated: November 25, 2020